Exhibit 99.1
NEWS RELEASE
     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Peter Murnane
	410 N. 44th St.		602-685-4010
Phoenix, AZ 85008
Mesa Air Group Reports First Quarter 2007 Revenues and Earnings
PHOENIX, January 25, 2007 – Mesa Air Group, Inc. (NASDAQ-MESA) today announced 1st quarter after tax earnings of $8.0 million on operating revenues of $347.6 million. Total operating revenues for the first quarter of 2007 increased $24.0 million, or 7.4%, primarily the result of year-over-year increased cost reimbursements under our revenue guarantee contracts. Net income and earnings per share for the 1st quarter were $8.0 million and $0.20 per share on a diluted basis (all amounts reported herein are after tax and all per share amounts reported hereafter are on a diluted basis) respectively, as compared to net income of $13.0 million and $0.31 per share for the same period of fiscal 2006. Pro forma net income for the quarter was $8.1 million, or $0.20 per share. Pro forma net income excluded losses on an equity investment of $0.1 million. This compares to pro forma earnings of $13.8 million, or $0.32 per share for the comparable period of fiscal 2006.
Total Available Seat Miles (ASMs) for the first quarter of 2007 increased 1.8% from the first quarter of 2006. Although we added additional aircraft since last year, there was only a slight year-over-year increase in available seat miles due to changes in our fleet utilization as a result of flying shorter stage lengths and a reduction in active aircraft due to the repainting of our aircraft under contract with US Airways in US Airways’ new livery.
As of December 31, 2006, the Company’s cash, marketable securities and debt investments were approximately $256.3 million, which includes $12.0 million of restricted cash.
Events during the first quarter:
Mesa Air Group Inc. signed a Joint Venture agreement with Shenzhen Airlines to create a Chinese regional airline, the name of which is yet to be determined. The new airline is expected to commence scheduled services within 12 months, initially operating 50-seat regional jets on domestic routes within the People’s Republic of China. Focus cities for the new services will include Shenzhen, Beijing, Chongqing, Xiamen, Nanjing, Kunming, Dalian, Shenyang, Xian, Zhengzhou and Nanning.
Freedom Airlines, a wholly owned subsidiary of Mesa Air Group, added the final two Dash 8s under our Delta Connection agreement and placed three CRJ-700 aircraft into service with United as part of our obligation to transition 15 50-seat aircraft with larger 70-seat regional jets. Freedom also placed an additional four ERJ-145 regional jets into operation with Delta.
go!, the interisland Hawaii division of Mesa, launched go! Vacations and is now selling holiday packages through its website www.iflygo.com.

Air Midwest, a wholly owned subsidiary of Mesa Air Group, added five Essential Air Service markets and one guaranteed minimum revenue market.
“Despite the challenges this quarter’s weather presented Mesa’s operations, we are satisfied with these results and particularly pleased with our results of go!, whose reliability, as measured by the DOT, was the best of the Hawaiian carriers,” said Jonathan Ornstein, Mesa Air Group’s Chairman and Chief Executive Officer. “We are also delighted and honored to be the first US passenger airline to form a strategic alliance to create a new airline to operate in The People’s Republic of China and look forward to making a positive contribution to the development of the regional airline industry in China and to forging a strong, long-term relationship with our friends at Shenzhen Airlines. We would like to thank all of our 5,000 hard working employees for their continued support.”

Mesa’s operating statistics for the three months ended December 31,

	2006	2005	Change

Passengers	3,981,291	3,489,416	14.1%
Available Seat Miles (000s)	2,350,688	2,308,084	1.8%
Revenue Passenger Miles (000s)	1,712,664	1,655,501	3.5%
Load Factor %	72.9	71.7	1.2 pts.
Yield (cents)	20.3	19.5	4.1%
Revenue per ASM (cents)	14.8	14.0	5.7%
Operating Cost per ASM (cents) *	14.0	12.8	9.4%
Operating Cost per ASM, excluding fuel expense (cents) *	9.0	8.2	9.8%
Block Hours (000s)	157	142	10.6%
Average Stage Length (miles)	369	407	-9.3%

*	Excluding one-time items

MESA AIR GROUP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	December 31,	December 31,
	2006	2005
Operating revenues:
Passenger	$338,974	$315,415
Freight and other	8,639	8,202

Total operating revenues	347,613	323,617

Operating expenses:
Flight operations	96,722	89,864
Fuel	117,798	104,849
Maintenance	63,404	55,539
Aircraft and traffic servicing	21,375	16,210
Promotion and sales	1,573	772
General and administrative	17,462	18,391
Depreciation and amortization	10,710	9,182
Bankruptcy Settlement	(620)	—

Total operating expenses	328,424	294,807

Operating income	19,189	28,810

Other income (expense):
Interest expense	(10,670)	(9,585)
Interest income	4,545	2,997
Loss from equity method investment	(70)	—
Other income (expense)	205	(1,098)

Total other income (expense)	(5,990)	(7,686)

Income before income taxes	13,199	21,124
Income taxes	5,187	8,133

Net income	$8,012	$12,991

Income per common share:
Basic	$0.24	$0.45
Diluted	$0.20	$0.31

Weighted average shares — basic	33,633	28,677
Weighted average shares — diluted	44,930	47,182

Dilutive interest on convertible debentures included in interest expense (after tax)	$909	$1,516

	Three Months Ended
	December 31,	December 31,
	2006	2005
PRO FORMA (After tax):

Net income	$8,012	$12,991
Debt conversion costs	—	583
Loss from equity method investment	70	—
Investment (income) loss	—	178

Pro forma net income	$8,082	$13,752

Pro forma income per common share
Basic	$0.24	$0.48
Diluted	$0.20	$0.32

Weighted average shares — basic	33,633	28,677
Weighted average shares — diluted	44,930	47,182

Dilutive interest on convertible debentures included in interest expense (after tax)	$909	$1,516
To supplement our consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP measures of pro forma net income and pro forma earnings per share, which are adjusted from our GAAP results as shown above. These non-GAAP adjustments are provided to enhance the user’s overall understanding of our current financial performance. We believe the non-GAAP results provide useful information to both management and investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide investors and management with an alternative method for assessing the Company’s operating results in a manner that is focused on the performance of the Company’s ongoing operations and to provide a more consistent basis for comparison between quarters. In addition, since we have historically reported pro forma results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. These measures are not in accordance with or an alternative for GAAP and may be different from pro forma measures used by other companies.

Mesa’s first quarter results will be discussed in more detail on January 25, 2007 at 8:30 AM MST (Mountain Standard Time) via teleconference. The live audio webcast of the call will be available on Mesa’s Web site at www.mesa-air.com. There will also be a replay of the call available beginning approximately one hour after its conclusion at the same Web address.
Mesa currently operates 201 aircraft with over 1,200 daily system departures to 170 cities, 46 states, the District of Columbia, Canada, and Mexico. Mesa operates as US Airways Express, Delta Connection, and United Express under contractual agreement with US Airways, Delta Air Lines, and United Airlines, respectively, and independently as Mesa Airlines and go! On June 9, 2006, Mesa launched inter-island Hawaiian service as go! (www.iflygo.com). This new operation links Honolulu to the neighbor island airports of Hilo, Kahului, Kona and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees and generates revenue in excess of $1 billion annually. Mesa is a member of the Regional Airline Association and Regional Aviation Partners. The Company was named 2005 Regional Airline of the Year by Air Transport World Magazine.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next filing with the Securities and Exchange Commission.
For further information regarding this press release please contact Peter Murnane at 602-685-4010 or Peter.Murnane@mesa-air.com
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